Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated February 16, 2007, with respect to the financial statements of Valera Pharmaceuticals, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-140271) and related Prospectus of Indevus Pharmaceuticals, Inc. dated March 12, 2007.

/s/ Ernst & Young LLP

MetroPark, NJ

March 8, 2007